As filed with the Securities and Exchange Commission on January 7, 2004

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AETRIUM INCORPORATED
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1439182 (I.R.S. Employer Identification No.)

2350 Helen Street North St. Paul, Minnesota (Address of Principal Executive Offices)	55109 (Zip Code)

AETRIUM INCORPORATED 2003 STOCK INCENTIVE PLAN
(Full title of the plan)

Joseph C. Levesque
President and Chief Executive Officer
Aetrium Incorporated
2350 Helen Street
North St. Paul, MN 55109
(651) 770-2000
(Name, address and telephone number, including area code, of agent for service)

Kerri L. Klemz, Esq.
Oppenheimer Wolff & Donnelly LLP
45 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402
(612) 607-7228

Approximate date of commencement of proposed sale to the public:
Immediately upon the filing of this Registration Statement

CALCULATION OF REGISTRATION FEE

			Proposed maximum	Proposed maximum
Title of securities	Amount to be		offering price per	aggregate offering	Amount of
to be registered	registered (1)		share (3)	price(3)	registration fee

Common Stock, par value $0.001 per share	700,000	(2)	$2.775	$1,942,500.00	$157.15

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate amount of additional shares of common stock to be offered or sold as a result of the anti-dilution provisions of the employee benefit plan described in this Registration Statement.

(2)	Represents an estimate of 700,000 shares for option grants under an “evergreen” provisions of the plan, which provides that the maximum number of shares for which options may be granted under the plan at any time is equal to 20% of the total number of shares of common stock then outstanding less the total number of shares then issuable upon exercise of rights to acquire shares, subject to certain limitations.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457 under the Securities Act on the basis of the average between the high and low sales prices of the Registrant’s common stock on January 5, 2004, as quoted on the Nasdaq National Market System.

PART I

INFORMATION REQUIRED
IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I on Form S-8 will be sent or given to participants in the Aetrium Incorporated 2003 Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Aetrium Incorporated (the “Registrant” or the “Company”) (File No. 000-22166) with the Securities and Exchange Commission (the “SEC” or the “Commission”) are incorporated by reference in this Registration Statement:

(1) The Company’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2002 as filed with the SEC on March 28, 2003;

(2) The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003 as filed with the SEC on May 15, 2003, August 14, 2003 and November 10, 2003, respectively;

(3) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2002, except Current Reports on Form 8-K to the extent they contain information furnished pursuant to either Item 9 or Item 12 thereof; and

(4) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     The consolidated financial statements of the Company appearing in the Company’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2002, have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Minnesota Statutes Section 302A.521 provides that a Minnesota corporation may indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a “proceeding” by reason of the former or present official capacity of the director, officer, employee or agent of the corporation, against judgments, penalties, fines, settlements and reasonable expenses incurred by the director, officer, employee or agent of the corporation in connection with the proceeding if certain statutory standards are met. A “proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     Our Restated Articles of Incorporation also require us to provide indemnification to the fullest extent of the Minnesota indemnification statute.

     We maintain directors’ and officers’ liability insurance, including a reimbursement policy in favor of Aetrium.

Item 7. Exemptions from Registration Claimed.

     Not applicable. No securities are to be re-offered or resold pursuant to this Registration Statement.

     Item 8. Exhibits.

Exhibit No.

4.1	Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to Registration Statement on Form SB-2 (File No. 33-64962C)).
4.2	Amendment to Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to Quarterly Report for quarter ended September 30, 1998 (File No. 000-22166)).
4.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Registration Statement on Form SB-2 (File No. 33-64962C)).
5.1	Opinion of Oppenheimer, Wolff & Donnelly LLP (filed herewith electronically).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith electronically).
23.2	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

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(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act,

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and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North St. Paul, State of Minnesota, on January 7, 2004.

AETRIUM INCORPORATED

By: /s/ Joseph C. Levesque Joseph C. Levesque President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Joseph C. Levesque and Douglas L. Hemer, and each of them, his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on January 7, 2004 by the following persons in the capacities indicated.

/s/ Joseph C. Levesque Joseph C. Levesque Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	/s/ Darnell L. Boehm Darnell L. Boehm, Director

/s/ Paul H. Askegaard Paul H. Askegaard Treasurer (Principal Financial and Accounting Officer)	/s/ Terrence W. Glarner Terrence W. Glarner, Director
/s/ Andrew J. Greenshields Andrew J. Greenshields, Director

/s/ Douglas L. Hemer Douglas L. Hemer, Director

INDEX TO EXHIBITS

No.	Item	Method of Filing

4.1	Restated Certificate of Incorporation of the Company, as amended	Incorporated by reference to Exhibit 3.1 to Registration Statement on Form SB-2 (File No. 33-64962C).
4.2	Amendment to Restated Certificate of Incorporation	Incorporated by reference to Exhibit 3.2 to Quarterly Report for quarter ended September 30, 1998 (File No. 000-22166).
4.3	Bylaws of the Company	Incorporated by reference to Exhibit 3.2 to Registration Statement on Form SB-2 (File No. 33-64962C).
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith electronically.
23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith electronically.
23.2	Consent of Oppenheimer Wolff & Donnelly LLP	Included in Exhibit 5.1.
24.1	Power of Attorney	Included on the signature page to this Registration Statement.